News Release

SINCLAIR REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

BALTIMORE (November 4, 2020) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and nine months ended September 30, 2020.

Third Quarter Highlights

•
Consolidated total revenue increased 37% to $1,539 million as compared to the third quarter of 2019, with gains driven in large part by the Company's acquisition of 21 Regional Sports Networks (RSNs) and Fox College Sports in August 2019, as well as higher political advertising revenue. Included in the quarter is a $128 million accrual for rebates to distributors based on minimum game guarantees.

•
Consolidated operating loss of $4,178 million included a $4,226 million impairment taken on the Local Sports segment relating to goodwill and definite-lived intangible assets, and $13 million of non-recurring costs for transaction, COVID, legal, litigation, and regulatory costs ("Adjustments"). Excluding the Adjustments, operating income of $61 million decreased $147 million compared to the third quarter of 2019.

•	Net loss attributable to the Company was $3,210 million versus net loss of $60 million in the prior year period. Excluding the Adjustments, the Company had net income of $161 million.

•	Consolidated Adjusted EBITDA, which excludes the Adjustments, of $736 million increased 97% versus the third quarter of 2019.

CEO Comment:
"Driven by stronger than expected political and sports advertising revenue, and stringent cost control measures during the pandemic, Sinclair's results for the quarter, excluding the impairment, exceeded our expectations and guidance," commented Chris Ripley, Sinclair's President and Chief Executive Officer. "While core advertising trends in our Broadcast segment continue to face challenges due to the pandemic, we did see improvement as we moved through the quarter, despite having to balance strong political demand that competed for inventory." Ripley continued, "COVID-19 has also exacerbated subscriber churn which has impacted results; however, Sinclair has numerous initiatives that are expected to be drivers of growth in the years ahead. These include a new sports app planned to launch by the beginning of the baseball season in the spring of 2021, the continued roll-out of NEXTGEN TV expected to be available in approximately 45 markets by the end of 2021, and the premier of The National Desk, our new headline news service launching in early 2021. We believe these initiatives, our free, over-the-top ad-supported digital platform STIRR, gamification and direct to consumer and legalized sports betting opportunities that the company is exploring, position Sinclair for continued success in the years ahead."

Recent Company Developments:
Content and Distribution:

•	In September, the Company invested in Playfly Sports, a leading company in the management of exclusive college and high school sports and esport multi-media rights across the U.S.

•
In August, the Kansas City Royals and the Company entered into a multi-year media rights agreement beginning with the 2020 baseball season for FOX Sports Kansas City to continue as the television home of the Royals.

•	Year-to-date, Sinclair's newsrooms have won a total of 305 journalism awards, including a National RTDNA Edward R. Murrow award, 28 Regional RTDNA Edward R. Murrow awards and 72 regional Emmy awards.

Community:

•
Since March, the Company has partnered with the Salvation Army on numerous Sinclair Cares relief initiatives, raising over $1.2 million for those impacted by the western wildfires, the Iowa derecho, and the COVID-19 pandemic.

•
In September, the Company received the Award for Achievement in Local Broadcasting, part of the TV of Tomorrow annual awards for leadership in interactive and multi-platform television. The award honors Sinclair Broadcast Group as the company that has demonstrated the greatest achievement in local broadcasting over the past year, recognizing its wholly-owned subsidiary, ONE Media 3.0, as the broadcast industry’s vanguard in advancing NEXTGEN TV from research and development to deployment.

ATSC 3.0:

•	As of the end of October, the Company, in coordination with other broadcasters, has deployed NEXTGEN TV, powered by ATSC 3.0, in eight markets, with several more planned by year end.

•
Other recent developments include the first mobile phone prototypes with full 3.0 functionality delivered to the Company, the development of enhanced content security capabilities, and progress on enabling datacasting, which would integrate broadcast and broadband delivery in the cloud.

Employees:

•	In September, the Company announced the hiring of J.R. McCabe in the newly-created role of Chief Business Officer of D2C/Gamification.

•	Earlier this week, John Zeigler was announced as the Company's first Chief Marketing Officer, who will be focused initially on re-branding of the FOX RSNs and marketing activities for the Company.

Three Months Ended September 30, 2020 Consolidated Financial Results:

•
Total revenues increased 37% to $1,539 million versus $1,125 million in the prior year period. Media revenues increased 42% to $1,519 million versus $1,070 million in the third quarter of 2019. The increase was driven in large part by the Company's acquisition of the 21 RSNs and Fox College Sports in August 2019 and political advertising. Consolidated revenue was higher than the Company's quarterly guidance range, due to higher political and sports advertising.

•
Political revenues were $109 million in the third quarter versus $6 million in the third quarter of 2019 due to 2020 being a presidential election year. Distribution revenues were $1,003 million versus $679 million in the third quarter of 2019 driven by the acquisition of the RSNs in August 2019.

•
During the third quarter, the Company estimated an impairment loss on the Local Sports segment of $4,226 million relating to goodwill and definite-lived intangible assets of $2,615 million and $1,611 million, respectively. This was driven by a decline in distribution revenue brought on by a number of factors, including the recent loss of two virtual distributors, that together represented approximately 10% of the Local Sports gross distribution revenue for the month of September 2020, as well as elevated levels of subscriber erosion influenced by numerous factors including fragmentation of content distribution platforms, shifting consumer behaviors due to the current economic environment, the COVID-19 pandemic and related uncertainties. In addition, the Company estimated a deferred income tax benefit of $1,092 million in connection with the impairment loss. The Company is in the process of finalizing the impairment analysis and related tax impact which will be completed in time for the filing of the Form10-Q for the third quarter. The impairment loss and related tax impact do not affect the Company's cash position, cash flow from operating activities, or debt covenants.

•
Operating loss of $4,178 million included a $4,226 million impairment taken on the Local Sports segment relating to goodwill and definite-lived intangible assets and $13 million of other Adjustments, versus an operating loss of $6 million in the prior year period, which included $214 million of Adjustments. Operating income when excluding the Adjustments, decreased to $61 million from $208 million for the same prior-year period.

•
Net loss attributable to the Company was $3,210 million versus net loss of $60 million in the prior year period. Excluding the Adjustments, the Company had net income of $161 million. Adjusted EBITDA, which excludes Adjustments, increased 97% to $736 million from $374 million in the third quarter of 2019, and was $115 million higher than the high end of Company guidance, due to higher political and sports revenue, lower operating expenses and sports rights payments.

•
Diluted loss per common share was $42.66 as compared to a loss of $0.64 in the prior year period. The impact of Adjustments in the third quarter of 2020, on a diluted per-share basis, was $(44.79) and the impact of Adjustments in the third quarter of 2019 was $(1.79).

Nine Months Ended September 30, 2020 Consolidated Financial Results:

•
Total revenues increased 69% to $4,431 million versus $2,618 million in the prior year period. Media revenues increased 77% to $4,353 million versus $2,465 million in the same period a year ago. Revenues benefited from the inclusion of the RSNs, which were not in the full period of prior year results, and higher political advertising in a presidential election year. Distribution revenues were $3,168 million versus $1,398 million in the same period a year ago, also reflecting the impact of the inclusion of the RSNs.

•
Operating loss of $3,359 million, included a $4,226 million impairment taken on the Local Sports segment relating to goodwill and definite-lived intangible assets and $42 million of other Adjustments, versus operating income of $193 million in the prior year period, which included $244 million of Adjustments. Operating income when excluding the Adjustments increased to $909 million from $437 million for the same prior-year period.

•
Net loss attributable to the Company was $2,835 million versus net income of $4 million in the prior year period. Excluding Adjustments, the Company had net income of $475 million. Adjusted EBITDA, which excludes Adjustments, increased 73% to $1,271 million from $734 million for the nine-month period ending September 30, 2020.

•
Diluted loss per common share was $34.42 as compared to diluted earnings per common share of $0.05 in the prior year period. The impact of Adjustments in the nine months ending September 30, 2020, on a diluted per-share basis, was $(40.18) and the impact of Adjustments in the nine months ending September 30, 2019 was $(2.02).

Consolidated and Segment Highlights
The below highlights include the acquisition of RSNs and Fox College Sports (August 23, 2019), the 20% ownership investment in the YES Network (August 29, 2019), an increased investment in Stadium which is now consolidated (December 2, 2019), the launch of the Marquee RSN (February 22, 2020), the divestiture of the non-license assets in Harlingen, TX (January 27, 2020), and the divestiture of WDKY in Lexington, KY (September 17, 2020).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment, previously referred to as the Local News and Marketing Services segment, consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment, previously referred to as the Sports segment, consists primarily of the RSNs, Marquee, and a 20% equity interest in the YES Network. The Other segment includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

For the three months ended September 30, 2020	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$356		$597		$50		$1,003
Advertising revenue	344		124		32		500
Other media revenue	34	(a)	6		(24)	(a)	16
Media revenues	$734		$727		$58		$1,519
Non-media revenue	—		—		20		20
Total revenues	$734		$727		$78		$1,539

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	450		801	(a)	38	(a)	1,289
Sports rights amortization included in media production expenses	—		630		—		630
Non-media expenses	—		—		18		18
Corporate general and administrative expenses	25		3		2		30

Other Highlights:
Sports rights payments	—		99		—		99
Program contract payments	22		—		1		23
Capital expenditures(b)	9		5		5		19
Interest expense (net) (c)	1		101		42		144
Adjusted EBITDA(d)							736

(a)
For the quarter ended September 30, 2020 Broadcast includes $26 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments; the Local Sports segment includes $25 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and the Other segment includes $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Other segment. Such amounts are eliminated in consolidation.

(b)	Capital expenditures exclude $13 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.

(c)	Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

(d)
Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

For the three months ended September 30, 2019	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$340		$306		$33		$679
Advertising revenue	302		43		31		376
Other media revenue	19	(a)	3		(7)	(a)	15
Media revenues	$661		$352		$57		$1,070
Non-media revenue	—		—		55		55
Total revenues	$661		$352		$112		$1,125

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	430		262	(a)	53	(a)	745
Sports rights amortization included in Media production expenses	—		193		—		193
Non-media expenses	—		—		42		42
Corporate general and administrative expenses	23		92		122		237

Other Highlights:
Sports rights payments	—		118		—		118
Program contract payments	23		—		—		23
Capital expenditures(b)	16		2		1		19
Interest expense (net)(c)	1		59		50		110
Adjusted EBITDA(d)							374

(a)
For the quarter ended September 30, 2019, Broadcast includes $9 million of revenue and the Local Sports segment includes $9 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in consolidation.

(b)	Capital expenditures exclude $16 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.

(c)	Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

(d)
Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:

•	Total Company debt as of September 30, 2020, was $12,463 million, which includes Diamond Sports Group LLC (DSG) debt of $8,030 million.

•	Cash and cash equivalents for the Company as of September 30, 2020 was $632 million, which includes $346 million held at DSG.

•
In August, Diamond Sports Holdings LLC (DSH), an indirect subsidiary of the Company, redeemed 350,000 of its Preferred Units (such units, the “Redeemed Preferred Units”) using cash dividends from DSG. In accordance with the terms of the Amended and Restated Limited Liability Company Agreement of DSH, the Redeemed Preferred Units were redeemed for an aggregate redemption price equal to $350,000,000, representing 100% of the unreturned capital contribution with respect to such Redeemed Preferred Units, plus $3,850,000 in accrued and unpaid dividends, with respect to such Redeemed Preferred Units up to, but not including, the redemption date, for a total redemption amount of $353,850,000. After giving effect to the partial redemption, 175,000 Preferred Units of DSH.

•
In September, DSG's indirect subsidiary, Diamond Sports Finance SPV, LLC (“Diamond SPV”), entered into a $250 million accounts receivable securitization facility. The facility has a term of three years and enables DSG to raise incremental, low-cost funding by selling certain receivables on a revolving basis to Diamond SPV, which will in turn borrow money from third-party financial institutions.

•
As of September 30, 2020, 49.2 million Class A common shares and 24.7 million Class B common shares were outstanding, for a total of 73.9 million common shares. During the third quarter 2020, the Company repurchased approximately 4.3 million shares. Since December 31, 2019, the Company repurchased approximately 29% of its Class A common shares outstanding and 21% of the total shares outstanding at that time.

•	In September, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the third quarter of 2020 were $19 million with another $13 million related to the spectrum repack.

•	The Local Sports segment's media production expense included $630 million of sports rights amortization, while sports rights payments in the quarter were $99 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three and twelve months ending December 31, 2020.
The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

For the three months ending December 31, 2020 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$310 to 326
Political revenue							194
Advertising revenue	$457 to 473		$8 to 9		$37		$503 to 520
Distribution revenue	359 to 362		545 to 550	(a)	49		952 to 960
Other media revenue	38	(b)	4		(23)	(b)	19
Media revenues	854 to 873		557 to 563		64		1,475 to 1,499
Non-media revenue	—		—		16		16
Total revenues	$854 to 873		$557 to 563		$80		$1,491 to 1,515

Expense Highlights:					—
Media programming & production expenses and media selling, general and administrative expenses	$478 to 482		$153	(b) (c)	$49	(b)	$680 to 684
Sports rights amortization included in media production expenses	—		23	(c)	—		23
Non-media expenses	—		—		20		20
Corporate overhead							31
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above							24
Depreciation, intangible & programming amortization							171

Other Highlights:
Sports rights payments	—		$196		—		$196
Program contract payments							25
Interest expense (net)(d)							146
Income tax expense							Approximately 21% effective tax rate
Net cash tax refunds							Approximately $7 million
Payments to noncontrolling interest holders, including preferred dividend							26
Total capital expenditures, including repack							38 to 43
Repack capital expenditures							17
Adjusted EBITDA(e)			$235 to 241				$586 to 608
Note: Certain amounts may not summarize to totals due to rounding differences.

(a)	Reflects $119 million of accrued rebates to distributors tied to minimum game guarantees.

(b)
The Broadcast segment includes $25 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments and the Local Sports segment includes $25 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in the Consolidated column.

(c)	Reflects rebates from teams of sports rights overpayments tied to minimum game guarantees.

(d)	Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income

(e)
Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2020 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$1,275 to 1,292
Political revenue							363
Advertising revenue	$1,319 to 1,335		$191 to 192		$128		$1,638 to 1,655
Distribution revenue	1,418 to 1,421		2,504 to 2,509	(a)	199		4,121 to 4,129
Other media revenue	144	(b)	18		(93)	(b)	70
Media revenues	2,881 to 2,900		$2,713 to 2,719		234		5,828 to 5,853
Non-media revenue					94		94
Total revenues	$2,881 to 2,900		$2,713 to 2,719		$328		$5,922 to 5,947

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$1,815 to 1,818		$1,594	(b)	$168	(b)	$3,576 to 3,580
Sports rights amortization included in media production expenses	—		1,051	(c)	—		1,051
Non-media expenses	—		—		89		89
Corporate overhead							142
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above							105
Depreciation, intangible & programming amortization							759

Other Highlights:
Sports rights payments	—		1,320		—		1,320
Program contract payments							95
Interest expense (net)(d)							606
Income tax benefit							Approximately 22% effective tax rate
Net cash tax refunds							Approximately $7 million
Payments to noncontrolling interest holders, including preferred dividend							96
Total capital expenditures, including repack							168 to 173
Repack capital expenditures							71
Adjusted EBITDA(e)			$867 to 873				$1,857 to 1,878
Note: Certain amounts may not summarize to totals due to rounding differences.

(a)	Reflects $371 million of accrued rebates to distributors tied to minimum game guarantees.

(b)
The Broadcast segment includes $100 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments, the Local Sports segment includes $98 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment, and the Other segment includes $2 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Other segment. Such amounts are eliminated in the Consolidated column.

(c)	Reflects lower payments to and rebates from teams of sports rights payments tied to minimum game guarantees.

(d)	Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

(e)
Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2020 results on Wednesday, November 4, 2020, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:
Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 23 regional sports network brands; owns, operates and/or provides services to 190 television stations in 88 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUES:
Media revenues	$1,519	$1,070	$4,353	$2,465
Non-media revenues	20	55	78	153
Total revenues	1,539	1,125	4,431	2,618

OPERATING EXPENSES:
Media programming and production expenses	1,077	560	2,288	1,215
Media selling, general and administrative expenses	212	185	608	510
Amortization of program contract costs	19	22	63	68
Non-media expenses	18	42	69	120
Depreciation of property and equipment	25	24	75	69
Corporate general and administrative expenses	30	237	111	317
Amortization of definite-lived intangible and other assets	149	96	449	183
Impairment of goodwill and definite-lived intangible assets	4,226	—	4,226	—
Gain on asset dispositions and other, net of impairment	(39)	(35)	(99)	(57)
Total operating expenses	5,717	1,131	7,790	2,425
Operating (loss) income	(4,178)	(6)	(3,359)	193

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(157)	(129)	(502)	(237)
Gain on extinguishment of debt	—	—	5	—
Loss from equity method investments	(10)	(12)	(23)	(38)
Other income, net	169	3	169	12
Total other income (expense), net	2	(138)	(351)	(263)
Loss before income tax	(4,176)	(144)	(3,710)	(70)
INCOME TAX BENEFIT	855	95	813	88
NET (LOSS) INCOME	(3,321)	(49)	(2,897)	18
Net income attributable to the redeemable noncontrolling interests	(19)	(11)	(51)	(11)
Net loss (income) attributable to the noncontrolling interests	130	—	113	(3)
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$(3,210)	$(60)	$(2,835)	$4
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$(42.91)	$(0.65)	$(34.61)	$0.05
Diluted earnings per share	$(42.66)	$(0.64)	$(34.42)	$0.05
Weighted average common shares outstanding (in thousands)	74,810	92,086	81,922	92,050
Weighted average common and common equivalent shares outstanding (in thousands)	75,247	93,435	82,377	93,271

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA
Net (loss) income attributable to Sinclair Broadcast Group	$(3,210)	$(60)	$(2,835)	$4
Add: Income from redeemable noncontrolling interests	19	11	51	11
Add: (Loss) income from noncontrolling interests	(130)	—	(113)	3
Add: Provision for income taxes	(855)	(95)	(813)	(88)
Add: Other (income) expense	(170)	5	(169)	7
Add: Loss from equity method investments	10	12	23	38
Add: (Income) loss from other investments and impairments	—	(1)	3	—
Add: Loss (gain) on extinguishment of debt/insurance proceeds	—	3	(6)	3
Add: Interest expense	157	129	502	237
Less: Interest income	—	(10)	(2)	(21)
Less: Gain on asset dispositions and other, net of impairment	(39)	(35)	(99)	(57)
Add: Amortization of intangible assets & other assets	149	96	449	183
Add: Impairment of goodwill and definite-lived intangible assets	4,226	—	4,226	—
Add: Depreciation of property & equipment	25	24	75	69
Add: Stock-based compensation	12	8	40	30
Add: Amortization of program contract costs	19	22	63	68
Less: Cash film payments	(23)	(24)	(70)	(72)
Add: Amortization of sports programming rights	632	193	1,028	193
Less: Cash sports programming rights payments	(99)	(118)	(1,124)	(118)
Add: Transaction, COVID, legal and other non-recurring expense	13	214	42	244
Adjusted EBITDA	$736	$374	$1,271	$734

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, the significant disruption to the operations of the professional sports leagues and the macroeconomy caused by COVID-19 may result in the recognition of further impairment charges on our goodwill and definite-lived intangible assets, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

###

Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
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